Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-232341, 333-237357 and 333-253723) on Form S-8 and (Nos. 333-250005 and 333-255851) on Form S-3 of our report dated February 24, 2022, with respect to the consolidated financial statements of Cambium Networks Corporation.

/s/ KPMG LLP

Chicago, Illinois

February 24, 2022